Exhibit 99.1
PRESS RELEASE

Contacts:	For Centuri investors, contact:	For Centuri media information, contact:
	(623) 879-3700	Jennifer Russo
	Investors@Centuri.com	(602) 781-6958
JRusso@Centuri.com
FOR IMMEDIATE RELEASE
February 26, 2025
CENTURI REPORTS FOURTH QUARTER AND FISCAL YEAR 2024 RESULTS, INTRODUCES 2025 OUTLOOK

PHOENIX, AZ – February 26, 2025 - Centuri Holdings, Inc. (NYSE: CTRI) ("Centuri" or the "Company") today announced financial and operating results for the fourth quarter, ended December 29, 2024, and introduced full year 2025 outlook.

Fourth Quarter 2024 Financial Results
•Fourth quarter 2024 revenue of $717.1 million
•Net income attributable to common stock of $10.3 million (diluted earnings per share of $0.12)
•Adjusted Net Income of $18.4 million (adjusted diluted earnings per share of $0.21)
•Adjusted EBITDA of $70.7 million and Adjusted EBITDA Margin of 9.9%
•On a trailing twelve-month basis, reduced net debt to Adjusted EBITDA ratio to 3.6x as of December 2024 from 4.0x as of December 2023, consistent with prior outlook commentary
•Exited the fourth quarter of 2024 with a backlog totaling $3.7 billion, of which 90% is related to MSA revenue

Full Year 2024 Financial Results

•Achieved full year 2024 outlook provided in July
•Revenue of $2.64 billion
•Net loss attributable to common stock of $6.7 million
•Adjusted EBITDA of $238.2 million, a 9.0% margin
•Net capital expenditures of $89.4 million

Full Year Business Highlights

•Appointed Christian (Chris) Brown as President and Chief Executive Officer, effective December 3, 2024, who brings over three decades of strategic and operational expertise in the energy and infrastructure sectors
•Initiated a CEO-led, company-wide review of business development, resourcing, and the sales process to drive earnings growth
•Secured customer awards reflecting total multi-year estimated revenue potential of more than $220 million from a combination of new and renewed master service agreements ("MSA") as well as strategic bid work

“Our financial performance in the fourth quarter drove full-year revenues that exceeded the mid-point of our 2024 outlook, while our Adjusted EBITDA Margin was within the guidance provided. Centuri experienced higher-than-average emergency restoration services and saw continued improvement in crew counts in its core Non-Union Electric business, while MSA volumes benefited from customers spending budgeted capital late in the period,” said Centuri President & CEO Chris Brown. “In my nearly three months as CEO, I have developed a solid appreciation for our teams, the safety and quality of our services, and the strength of our customer relationships, which are crucial as we secure several important MSA renewals in 2025 and pursue new opportunities. Today’s energy markets offer tremendous growth potential for Centuri with both existing and new customers. To capitalize on this potential, we have implemented a company-wide review of our business development activities to institutionalize a more structured approach to market positioning, cross selling, and further focus on building our sales pipeline and the awarding of new business.”

Management Commentary

Financial results during the fourth quarter of 2024 increased year-on-year, with revenue increasing by $51.8 million, or 7.8%, and Adjusted EBITDA improving by $13.2 million, or 22.9%. Results benefited from increased emergency restoration services, including residual work related to Hurricane Helene, which made landfall late in the third quarter and the impact of Hurricane Milton in October, collectively driving a $46.7 million increase in emergency restoration services revenues versus the prior year period. Core Non-Union Electric results improved from an increase in crew counts, and the core Union Electric segment benefited from a pick-up in project activity.

Partially offsetting these favorable increases, U.S. Gas margins were negatively impacted by unfavorable work mix despite stronger spending in the fourth quarter across several U.S. Gas customers driving a modest year-over-year improvement in revenues. Further, offshore wind revenues, included in the Union Electric segment, declined by $43.0 million, which aligned with expectations.

During the quarter Centuri booked $221 million in new awards of which 45% was MSA renewals and 55% was new contract awards. Looking ahead, we have grown the sales opportunity pipeline by a third which includes $1.5 billion of late stage bids and approximately 40 MSA renewals expected in the next 12 months. We anticipate we will secure new awards in the next twelve months that will deliver a book to bill in excess of 1.1x. Our priority is to continue driving sales growth and increasing both MSA and new contract awards.

Centuri experienced a transformative year in 2024, highlighted by the completion of an initial public offering in April. Despite facing headwinds from reduced customer spending under MSAs, particularly in the first half of the year, Centuri achieved full-year revenue of $2.64 billion, surpassing the $2.6 billion midpoint of guidance provided in July. Additionally, Adjusted EBITDA for the year totaled $238.2 million, reflecting an Adjusted EBITDA Margin of 9.0% that was just within the guidance range of 9.0% to 9.6%.

Centuri’s net debt to adjusted EBITDA ratio improved to 3.6x in December 2024 from 4.0x in December 2023, which was in line with expectations. The Company will continue to focus on improving free cash flow and strengthening the balance sheet throughout 2025.

Introducing Full Year 2025 Outlook
•Revenue outlook of $2.60 to $2.80 billion
•Adjusted EBITDA of $240 to $275 million
•Net capital expenditures of $65 to $80 million

See the 4Q earnings release slides for details on certain key assumptions associated with our Full Year 2025 Outlook.

Centuri Holdings, Inc. Supplemental Segment Data (In thousands, except percentages) (Unaudited)
Fiscal three months ended December 29, 2024 compared to the fiscal three months ended December 31, 2023

	Fiscal Three Months Ended				Change
(dollars in thousands)	December 29, 2024		December 31, 2023		$	%
Revenue:
U.S. Gas	$327,245	45.6%	$310,485	46.7%	$16,760	5.4%
Canadian Gas	56,754	7.9%	56,708	8.5%	46	0.1%
Union Electric	193,785	27.0%	205,065	30.8%	(11,280)	(5.5%)
Non-Union Electric	139,294	19.5%	93,057	14.0%	46,237	49.7%
Consolidated revenue	$717,078	100.0%	$665,315	100.0%	$51,763	7.8%
Gross profit:
U.S. Gas	$20,371	6.2%	$24,117	7.8%	$(3,746)	(15.5%)
Canadian Gas	10,219	18.0%	9,714	17.1%	505	5.2%
Union Electric	19,127	9.9%	13,710	6.7%	5,417	39.5%
Non-Union Electric	21,379	15.3%	6,367	6.8%	15,012	235.8%
Consolidated gross profit	$71,096	9.9%	$53,908	8.1%	$17,188	31.9%

•Revenue from our U.S. Gas segment totaled $327.2 million, reflecting an increase of $16.8 million, or 5.4%, compared to the prior year period. This increase was primarily due to an increase in bid project work during the current quarter. As a percentage of revenue, gross profit decreased to 6.2% in the current period from 7.8% in the same period from the prior year. Profitability was negatively affected primarily by lower margin work in the northeastern U.S., as in the prior year quarter operations in the region benefited from bid and MSA work that was more profitable for the season.

•Revenue from our Canadian Gas segment remained consistent at $56.8 million. While the segment experienced an increase in MSA volumes, bid work was down due to timing of bid projects. As a percentage of revenue, gross profit increased to 18.0% in the current period as compared to 17.1% in the prior year period.

•Revenue from our Union Electric segment totaled $193.8 million, reflecting a decrease of $11.3 million, or 5.5%, compared to the prior year period. This decrease was driven by a planned decline in offshore wind revenue of $43.0 million, partially offset by increased revenue on bid projects. Emergency restoration services revenue for the Union Electric segment was $9.3 million for the current period compared to $3.0 million for the prior year period. This increase in emergency restoration work as well as higher margin project work drove an increase in profitability, as gross profit margin increased to 9.9% in the current period as compared to 6.7% in the prior year period.

•Revenue from our Non-Union Electric segment totaled $139.3 million, reflecting an increase of $46.2 million, or 49.7%, compared to the prior year period. This increase was primarily due to revenue from emergency restoration services performed early in the quarter in response to Hurricanes Helene and Milton, which accounted for $40.4 million of the segment’s revenue for the current period, compared to none in the prior year period. As a percentage of revenue, gross profit increased to 15.3% in the current period compared to 6.8% in the prior year period, primarily due to the higher profitability of emergency restoration work.

Centuri Holdings, Inc. Supplemental Segment Data (In thousands, except percentages) (Unaudited)
Fiscal Year Ended December 29, 2024 compared to the fiscal year ended December 31, 2023

	Fiscal Year Ended				Change
(dollars in thousands)	December 29, 2024		December 31, 2023		$	%
Revenue:
U.S. Gas	$1,260,579	47.8%	$1,357,449	46.8%	$(96,870)	(7.1%)
Canadian Gas	197,872	7.5%	234,794	8.1%	(36,922)	(15.7%)
Union Electric	693,513	26.3%	833,094	28.7%	(139,581)	(16.8%)
Non-Union Electric	485,265	18.4%	473,939	16.4%	11,326	2.4%
Consolidated revenue	$2,637,229	100.0%	$2,899,276	100.0%	$(262,047)	(9.0%)
Gross profit:
U.S. Gas	$69,511	5.5%	$123,626	9.1%	$(54,115)	(43.8%)
Canadian Gas	31,306	15.8%	33,095	14.1%	(1,789)	(5.4%)
Union Electric	58,002	8.4%	57,740	6.9%	262	0.5%
Non-Union Electric	61,853	12.7%	58,231	12.3%	3,622	6.2%
Other	—	—%	750	NM	(750)	NM
Consolidated gross profit	$220,672	8.4%	$273,442	9.4%	$(52,770)	(19.3%)
NM — Percentage is not meaningful

Conference Call Information

Centuri will conduct a conference call today, Wednesday, February 26, 2025 at 10:00 AM ET / 7:00 AM PT to discuss its fourth quarter 2024 financial results and other business highlights. The conference call will be webcast live on the Company's investor relations (IR) website at https://investor.centuri.com. The conference call can also be accessed via phone by dialing (800) 225-9448, or for international callers, (203) 518-9708. A supplemental investor presentation will also be available on the IR website prior to the start of the conference call. The earnings call will also be archived on the IR website and a replay of the call will be available by dialing 800-934-3639 in the U.S., or 402-220-1152 internationally. The replay dial-in feature will be made available one hour after the call’s conclusion and will be active for 12 months.

About Centuri

Centuri Holdings, Inc. is a strategic utility infrastructure services company that partners with regulated utilities to build and maintain the energy network that powers millions of homes and businesses across the United States and Canada.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can often be identified by the use of words such as “will,” “predict,” “continue,” “forecast,” “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future. The specific forward-looking statements made herein include (without limitation) statements regarding our belief that, in the near term, the Company is well positioned to pursue its strategic priorities, inclusive of increasing MSA and new contract awards; our estimation that awards secured in the most recent quarter represent more than $220 million in potential revenue; our estimation of the value of our backlog; our belief that we will secure several important MSA renewals in 2025; our expectation that we will secure new awards in the next twelve months that will deliver a book to bill in excess of 1.1x; our belief that today's energy markets offer tremendous growth potential for Centuri with both existing and new customers; our expectation that we will finalize a new sales and pipeline process in 2025; the belief that this pipeline process will boost Centuri's ability to make decisions and position us for growth and profitability; and the number ranges presented in our Full Year 2025 Outlook. A number of important factors affecting the business and financial results of Centuri could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, capital market risks and the impact of general economic or industry conditions. Factors that could cause actual results to differ also include (without limitation) those discussed in Centuri’s filings filed from time to time with the U.S. Securities and Exchange Commission. The statements in this press release are made as of the date of this press release, even if subsequently made available by Centuri on its website or otherwise. Centuri does not assume any obligation to update the forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

Backlog

Backlog represents our expected revenue from existing contracts and work in progress as of the end of the applicable reporting period.

Book to bill

Book to bill represents the ratio of total awards won in a period to total revenue recognized in the same period.

Non-GAAP Financial Measures

We prepare and present our financial statements in accordance with GAAP. However, management believes that EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt to Adjusted EBITDA ratio, Adjusted Net Income, and Adjusted Diluted Earnings per Share, all of which are measures not presented in accordance with GAAP, provide investors with additional useful information in evaluating our performance. We use these non-GAAP measures internally to evaluate performance and to make financial, investment and operational decisions. We believe that presentation of these non-GAAP measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparisons of results. Management also believes that providing these non-GAAP measures helps investors evaluate the Company’s operating performance, profitability and business trends in a way that is consistent with how management evaluates such matters.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for (i) non-cash stock-based compensation expense, (ii) strategic review costs, (iii) severance costs, (iv) securitization facility transaction fees, (v) CEO transition costs and (vi) goodwill impairment. Adjusted EBITDA Margin is defined as the percentage derived from dividing Adjusted EBITDA by revenue. Management believes that EBITDA helps investors compare our performance to our peers and gain an understanding of the factors affecting our ongoing cash earnings from which capital investments are made and debt is serviced, and that Adjusted EBITDA provides additional insight by removing certain expenses that are non-recurring and/or non-operational in nature. Management believes that Adjusted EBITDA Margin is useful for the same reason as Adjusted EBITDA, and also provides an additional understanding of how Adjusted EBITDA is impacted by factors other than changes in revenue.

Net Debt to Adjusted Ratio is calculated by dividing net debt as of the latest balance sheet date by the trailing twelve months of adjusted EBITDA. Net debt is defined as the sum of all bank debt on the balance sheet and finance lease liabilities, net of cash. Management believes this leverage is ratio in helping investors understand the extent our business is leveraged.

Adjusted Net Income is defined as net income (loss) adjusted for (i) strategic review costs, (ii) severance costs, (iii) amortization of intangible assets, (iv) securitization facility transaction fees, (v) CEO transition costs, (vi) loss on debt extinguishment, (vii) non-cash stock-based compensation expense, (viii) goodwill impairment and (ix) the income tax impact of adjustments that are subject to tax, which is determined using the incremental statutory tax rates of the jurisdictions to which each adjustment relates for the respective periods. Management believes that Adjusted Net Income helps investors understand the profitability of our business when excluding certain expenses that are non-recurring and/or non-operational in nature. Adjusted Dilutive Earnings per Share is defined as Adjusted Net Income divided by weighted average diluted shares outstanding.

Using EBITDA as a performance measure has material limitations as compared to net income (loss), or other financial measures as defined under GAAP, as it excludes certain recurring items, which may be meaningful to investors. EBITDA excludes interest expense net of interest income; however, as we have borrowed money to finance transactions and operations, or invested available cash to generate interest income, interest expense and interest income are elements of our cost structure and can affect our ability to generate revenue and returns for our stockholders. Further, EBITDA excludes depreciation and amortization; however, as we use capital and intangible assets to generate revenue, depreciation and amortization are necessary elements of our costs and ability to generate revenue. Finally, EBITDA excludes income taxes; however, as we are organized as a corporation, the payment of taxes is a necessary element of our operations. As a result of these exclusions from EBITDA, any measure that excludes interest expense net of interest income, depreciation and amortization and income taxes has material limitations as compared to net income (loss). When using EBITDA as a performance measure, management compensates for these limitations by comparing EBITDA to net income/loss in each period, to allow for the comparison of the performance of the underlying core operations with the overall performance of the Company on a full-cost, after-tax basis.

As to certain of the items related to these non-GAAP metrics: (i) non-cash stock-based compensation expense varies from period to period due to changes in the estimated fair value of performance-based awards, forfeitures and amounts granted; (ii) strategic review and related costs incurred in connection with the separation and stand up of Centuri as its own public company are non-recurring; (iii) severance costs relate to non-recurring restructuring activities, (iv) securitization facility transaction fees represent legal and other professional fees incurred to establish our securitization facility, (v) CEO transition costs represent incremental costs incurred to find and hire a replacement CEO, (vi) loss on debt extinguishment relates to the write-off of debt issuance costs on the Company’s term loan and (vii) goodwill impairment can vary from period to period depending on economic and other factors.

Because these non-GAAP metrics, as defined, exclude some, but not all, items that affect comparable GAAP financial measures, these non-GAAP metrics may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measure and information reconciling the GAAP and non-GAAP financial measures are set forth below.

Centuri Holdings, Inc. Reconciliation of Non-GAAP Financial Measures (In thousands unless otherwise noted) (Unaudited)

	Fiscal Three Months Ended		Fiscal Year Ended
(dollars in thousands)	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Net income (loss)	$10,331	$(212,846)	$(6,822)	$(184,506)
Interest expense, net	19,862	24,444	90,515	97,476
Income tax expense (benefit)	2,943	(7,305)	3,466	9,530
Depreciation expense	26,782	27,801	108,703	118,776
Amortization of intangible assets	6,651	6,663	26,642	26,670
EBITDA	66,569	(161,243)	222,504	67,946
Non-cash stock-based compensation	1,421	(298)	2,231	1,851
Strategic review costs	—	1,588	2,010	3,365
Severance costs	840	3,461	8,028	4,028
Securitization facility transaction fees	—	—	1,393	—
CEO transition costs	1,827	—	2,060	—
Goodwill impairment	—	213,992	—	213,992
Adjusted EBITDA	$70,657	$57,500	$238,226	$291,182
Adjusted EBITDA Margin (% of revenue)	9.9%	8.6%	9.0%	10.0%

	Fiscal Three Months Ended		Fiscal Year Ended
(dollars in thousands)	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Net income (loss)	$10,331	$(212,846)	$(6,822)	$(184,506)
Strategic review costs	—	1,588	2,010	3,365
Severance costs	840	3,461	8,028	4,028
Amortization of intangible assets	6,651	6,663	26,642	26,670
Securitization facility transaction fees	—	—	1,393	—
CEO transition costs	1,827	—	2,060	—
Loss on debt extinguishment	—	—	1,726	—
Non-cash stock-based compensation	1,421	(298)	2,231	1,851
Goodwill impairment	—	213,992	—	213,992
Income tax impact of adjustments(1)	(2,686)	(7,683)	(11,025)	(13,808)
Adjusted Net Income	$18,384	$4,877	$26,243	$51,592
(1)Calculated based on a blended statutory tax rate of 25%.

Centuri Holdings, Inc. Reconciliation of Non-GAAP Financial Measures (In thousands unless otherwise noted) (Unaudited)

	Fiscal Three Months Ended		Fiscal Year Ended
(dollars per share)	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Diluted earnings (loss) per share attributable to common stock (GAAP as reported)	$0.12	$(2.94)	$(0.08)	$(2.60)
(Deduct) add-back net (loss) income attributable to noncontrolling interests	—	(0.03)	—	0.02
Strategic review costs	—	0.02	0.02	0.05
Severance costs	0.01	0.05	0.10	0.06
Securitization transaction fees	—	—	0.02	—
CEO transition costs	0.02	—	0.02	—
Loss on debt extinguishment	—	—	0.02	—
Amortization of intangible assets	0.07	0.09	0.32	0.36
Non-cash stock-based compensation	0.02	—	0.03	0.03
Goodwill impairment	—	2.99	—	2.99
Income tax impact of adjustments	(0.03)	(0.11)	(0.13)	(0.19)
Adjusted Diluted Earnings per Share	$0.21	$0.07	$0.32	$0.72

(dollars in thousands, except Net Debt to Adjusted EBITDA ratio)	December 29, 2024	December 31, 2023
Debt
Current portion of long-term debt	$30,018	$42,552
Current portion of finance lease liabilities	9,331	11,370
Long-term debt, net of current portion	730,330	1,031,174
Line of credit	113,533	77,121
Finance lease liabilities, net of current portion	15,009	24,334
Total debt	$898,221	$1,186,551
Less: Cash and cash equivalents	(49,019)	(33,407)
Net debt	$849,202	$1,153,144

Trailing twelve month Adjusted EBITDA	$238,226	$291,182
Net Debt to Adjusted EBITDA ratio (1)	3.6	4.0
(1)This net debt to adjusted EBITDA ratio may differ slightly from the net leverage ratio calculated for the purposes of the revolving credit facility.

Centuri Holdings, Inc. Condensed Consolidated Statements of Operations (In thousands, except per share information) (Unaudited)

	Fiscal Three Months Ended		Fiscal Year Ended
	December 29, 2024	December 31, 2023	December 29, 2024	December 31, 2023
Revenue	$689,434	$637,244	$2,530,394	$2,782,845
Revenue, related party - parent	27,644	28,071	106,835	116,431
Total revenue, net	717,078	665,315	2,637,229	2,899,276
Cost of revenue (including depreciation)	620,385	585,309	2,319,744	2,520,420
Cost of revenue, related party - parent (including depreciation)	25,597	26,098	96,813	105,414
Total cost of revenue	645,982	611,407	2,416,557	2,625,834
Gross profit	71,096	53,908	220,672	273,442
Selling, general and administrative expenses	30,786	28,712	107,247	110,344
Amortization of intangible assets	6,651	6,663	26,642	26,670
Goodwill impairment	—	213,992	—	213,992
Operating income (loss)	33,659	(195,459)	86,783	(77,564)
Interest expense, net	19,862	24,444	90,515	97,476
Other expense (income), net	523	248	(376)	(64)
Income (loss) before income taxes	13,274	(220,151)	(3,356)	(174,976)
Income tax expense (benefit)	2,943	(7,305)	3,466	9,530
Net income (loss)	10,331	(212,846)	(6,822)	(184,506)
Net income (loss) attributable to noncontrolling interests	32	(2,186)	(98)	1,670
Net income (loss) attributable to common stock	$10,299	$(210,660)	$(6,724)	$(186,176)

Earnings (loss) per share attributable to common stock:
Basic	$0.12	$(2.94)	$(0.08)	$(2.60)
Diluted	$0.12	$(2.94)	$(0.08)	$(2.60)
Shares used in computing earnings per share:
Weighted average basic shares outstanding	88,518	71,666	83,286	71,666
Weighted average diluted shares outstanding	88,609	71,666	83,286	71,666

Centuri Holdings, Inc. Condensed Consolidated Balance Sheets (In thousands) (Unaudited)

	December 29, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$49,019	$33,407
Accounts receivable, net	271,793	335,196
Accounts receivable, related party - parent, net	9,648	12,258
Contract assets	235,546	266,600
Contract assets, related party - parent	2,623	3,208
Prepaid expenses and other current assets	32,755	32,258
Total current assets	601,384	682,927
Property and equipment, net	511,314	545,442
Intangible assets, net	340,901	369,048
Goodwill, net	368,302	375,892
Right-of-use assets under finance leases	33,790	43,525
Right-of-use assets under operating leases	104,139	118,448
Other assets	114,560	54,626
Total assets	$2,074,390	$2,189,908
LIABILITIES, TEMPORARY EQUITY AND EQUITY
Current liabilities:
Current portion of long-term debt	$30,018	$42,552
Current portion of finance lease liabilities	9,331	11,370
Current portion of operating lease liabilities	18,695	19,363
Accounts payable	125,726	116,583
Accrued expenses and other current liabilities	173,584	187,050
Contract liabilities	24,975	43,694
Total current liabilities	382,329	420,612
Long-term debt, net of current portion	730,330	1,031,174
Line of credit	113,533	77,121
Finance lease liabilities, net of current portion	15,009	24,334
Operating lease liabilities, net of current portion	91,739	105,215
Deferred income taxes	115,114	135,123
Other long-term liabilities	66,115	71,076
Total liabilities	1,514,169	1,864,655
Temporary equity:
Redeemable noncontrolling interests	4,669	99,262
Equity:
Common stock, $0.01 par value, 850,000,000 shares authorized, 88,517,521 shares issued and outstanding at December 29, 2024 and 1,000 shares issued and outstanding at December 31, 2023	885	—
Additional paid-in capital	718,598	374,124
Accumulated other comprehensive loss	(13,209)	(4,025)
Accumulated deficit	(150,722)	(144,108)
Total equity	555,552	225,991
Total liabilities, temporary equity and equity	$2,074,390	$2,189,908

Centuri Holdings, Inc. Condensed Consolidated Statements of Cash Flows (In thousands) (Unaudited)

	Fiscal Year Ended
	December 29, 2024	December 31, 2023
Net cash provided by operating activities	158,230	167,465
Cash flows from investing activities:
Capital expenditures	(99,333)	(106,650)
Proceeds from sale of property and equipment	9,958	11,800
Net cash used in investing activities	(89,375)	(94,850)
Cash flows from financing activities:
Proceeds from initial public offering and private placement, net of offering costs paid	327,667	—
Proceeds from line of credit borrowings	353,769	197,101
Payment of line of credit borrowings	(310,740)	(203,771)
Principal payments on long-term debt	(318,668)	(44,557)
Principal payments on finance lease liabilities	(11,293)	(12,113)
Redemption of redeemable noncontrolling interest	(92,916)	(39,894)
Other	(438)	(213)
Net cash used in financing activities	(52,619)	(103,447)
Effects of foreign exchange translation	(624)	273
Net increase (decrease) in cash and cash equivalents	15,612	(30,559)
Cash and cash equivalents, beginning of period	33,407	63,966
Cash and cash equivalents, end of period	$49,019	$33,407